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Letter from Allied Irish Banks plc’s Independent Registered Accounting Firm.

25 April 2014

United States Securities and Exchange Commission

Division of Corporation Finance

100 F. Street N.E.

Washington, D.C. 20549-7010

Ladies and Gentlemen:

We have read the section referenced as Item 16F on page 193 under the heading ‘Change in Registrant’s Certifying Accountant’ of Allied Irish Banks plc’s Annual Report on Form 20-F for the year ended 31 December 2013 and are in agreement with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

KPMG
Dublin, Ireland